Exhibit 5.1

January 25, 2018

CASI Pharmaceuticals, Inc.
9620 Medical Center Drive, Suite 300
Rockville, MD 20850

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3, dated the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 1,519,096 shares of the Company’s common stock, par value $0.01 per share, that may be offered from time to time by the selling stockholders named therein (the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein.

In connection with the furnishing of this opinion, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon certificates of public officials and the officers of the Company. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing, and we assume that there not be any material changes in the records and documents that we examined or matters investigated.

Based upon the above, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave., NW | Washington, DC 20001-3743 | www.apks.com

CASI Pharmaceuticals, Inc.

January 25, 2018

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP

ARNOLD & PORTER KAYE SCHOLER LLP